Filed pursuant to Rule 433

Registration Statement No. 333-261476

Pricing Term Sheet

Dated March 7, 2022

The Bank of Nova Scotia

Senior Medium-Term Notes, Series I

Consisting of

$300,000,000 Floating Rate Senior Medium-Term Notes due 2024

$900,000,000 2.440% Senior Medium-Term Notes due 2024

$700,000,000 2.951% Senior Medium-Term Notes due 2027

US$300,000,000 Floating Rate Senior Medium-Term Notes due 2024

Issuer:	The Bank of Nova Scotia

Title of the Series:	Floating Rate Senior Medium-Term Notes, due March 11, 2024 (the “2024 Floating Rate Notes”)

Expected Ratings*:	A2 / A- / AA- (Moody’s / S&P / Fitch)

Principal Amount:	US$300,000,000

Issue Price:	100.000%, plus accrued interest, if any, from the start of the initial Interest Period to the date of delivery.

Trade Date:	March 7, 2022

Settlement Date**:	March 11, 2022 (T+4)

Maturity Date:	March 11, 2024

Minimum Denomination:	US$2,000 and integral multiples of US$1,000 in excess thereof.

Interest Rate:	The interest rate for each Interest Period (as defined below) will be equal to the Base Rate plus the Spread and will in no event be less than 0.000%.

Base Rate:	Compounded SOFR, as defined in, and in accordance with the specific formula described under “Description of the Notes We May Offer—Interest Rates—Floating Rate Notes” in the prospectus supplement dated December 29, 2021 (the “Prospectus Supplement”).

Spread:	+96 basis points

Fees:	0.150%

Interest Payment Dates:	Quarterly, on each March 11, June 11, September 11 and December 11, beginning on June 11, 2022 and ending on the Maturity Date or redemption date, subject to the Floating Rate Payment Convention, as described below.

Interest Periods:	Each quarterly period from, and including, an Interest Payment Date (or, in the case of the first Interest Period, commencing on the Settlement Date) to, but excluding, the next Interest Payment Date (or, in the case of the final Interest Period, the Maturity Date or redemption date) (each such period, an “Interest Period”), subject to the modified following business day convention described below under “Floating Rate Payment Convention.”

SOFR Interest Payment Determination Date:	The date two U.S. Government Securities Business Days before each Interest Payment Date.

Observation Period:	In respect of each Interest Period, the period from, and including, the date two U.S. Government Securities Business Days preceding the first date in such Interest Period to, but excluding, the date two U.S. Government Securities Business Days preceding the Interest Payment Date for such Interest Period (or in the final Interest Period, preceding the Maturity Date or redemption date).

Interest Calculation:	Other than as specified herein, the interest rate on the 2024 Floating Rate Notes will be calculated as described for SOFR Index Notes in the section “Description of the Notes We May Offer—Interest Rates—SOFR Index Notes” in the Prospectus Supplement.

Floating Rate Payment Convention:	If any Interest Payment Date would otherwise fall on a day that is not a Business Day, then such Interest Payment Date will be the next succeeding Business Day. However, if the next Business Day falls in the next calendar month, then the Interest Payment Date will be advanced to the next preceding day that is a Business Day. If the Maturity Date or redemption date falls on a day that is not a Business Day, we will make the required payment of principal, premium, if any, and interest on the next succeeding Business Day, and no interest will be paid in respect of the postponement.

Business Days:	New York, Toronto

U.S. Government Securities Business Day:	Any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Day Count Fraction:	Actual/360

Listing:	None

Optional Redemption:	Not applicable.

Tax Redemption:	The Bank may redeem the 2024 Floating Rate Notes, in whole but not in part, at a redemption price equal to the principal amount of such 2024 Floating Rate Notes together with accrued and unpaid interest on such 2024 Floating Rate Notes to the date fixed for redemption under the circumstances described in “Description of the Notes We May Offer—Redemption at the Option of the Bank; No Sinking Fund—Tax Redemption” in the Prospectus Supplement.

Canadian Bail-in Powers Acknowledgement:	Yes. The 2024 Floating Rate Notes are subject to bail-in conversion under the Canadian bail-in regime.

CUSIP / ISIN:	06418B AD0 / US06418BAD01

Lead Managers and Joint Book-Runners:	Scotia Capital (USA) Inc. BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC

Co-Managers:	Academy Securities, Inc. Loop Capital Markets LLC

US$900,000,000 2.440% Senior Medium-Term Notes due 2024

Issuer:	The Bank of Nova Scotia

Title of the Series:	2.440% Senior Medium-Term Notes, due March 11, 2024 (the “2024 Fixed Rate Notes”)

Expected Ratings*:	A2 / A- / AA- (Moody’s / S&P / Fitch)

Principal Amount:	US$900,000,000

Issue Price:	100.000%, plus accrued interest, if any, from March 11, 2022 to the date of delivery.

Trade Date:	March 7, 2022

Settlement Date**:	March 11, 2022 (T+4)

Maturity Date:	March 11, 2024

Minimum Denomination:	US$2,000 and integral multiples of US$1,000 in excess thereof.

Interest Rate:	For each Interest Period (as defined below), the 2024 Fixed Rate Notes will bear interest at the fixed rate of 2.440% per annum.

Treasury Benchmark:	UST 1.50% Notes due February 29, 2024

Treasury Benchmark Price:	99-29+

Treasury Yield:	1.540%

Re-offer Spread to Treasury Benchmark:	T+90 basis points

Re-Offer Yield:	2.440%

Fees:	0.150%

Interest Payment Dates:	Semi-annually, on each March 11 and September 11, beginning on September 11, 2022 and ending on the Maturity Date or redemption date, subject to the Fixed Rate Payment Convention, as described below.

Interest Periods:	The 2024 Fixed Rate Notes will bear interest from and including each Interest Payment Date (or in the case of the initial Interest Period, commencing on the Settlement Date) to but excluding the following Interest Payment Date (or, in the case of the final Interest Period, the Maturity Date or redemption date) (each such period, an “Interest Period”), subject to the Fixed Rate Payment Convention, as described below.

Fixed Rate Payment Convention:	If any Interest Payment Date, redemption date or the Maturity Date falls on a day that is not a Business Day, the Bank will postpone the making of such interest or principal payment to the next succeeding Business Day, and no interest will be paid in respect of the postponement.

Business Days:	New York, Toronto

Day Count Fraction:	30/360

Listing:	None

Optional Redemption:	The Bank may redeem the 2024 Fixed Rate Notes, at its option, as a whole or in part at any time and from time to time, prior to maturity, after giving not less than 10 nor more than 60 calendar days’ notice to the holders of the 2024 Fixed Rate Notes at a redemption price equal to the greater of (i) 100% of the principal amount of the 2024 Fixed Rate Notes to be redeemed; and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to but excluding the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), with respect to such 2024 Fixed Rate Notes at a rate equal to the sum of the Treasury Rate plus 15 basis points, plus in each case of (i) and (ii), accrued interest thereon to, but excluding, the redemption date. See “Description of the Notes We May Offer—Redemption at the Option of the Bank; No Sinking Fund—Fixed Rate Notes” in the Prospectus Supplement.

Tax Redemption:	The Bank may also redeem the 2024 Fixed Rate Notes, in whole but not in part, at a redemption price equal to the principal amount of such 2024 Fixed Rate Notes together with accrued and unpaid interest on such 2024 Fixed Rate Notes to the date fixed for redemption under the circumstances described in “Description of the Notes We May Offer—Redemption at the Option of the Bank; No Sinking Fund—Tax Redemption” in the Prospectus Supplement.

Canadian Bail-in Powers Acknowledgement:	Yes. The 2024 Fixed Rate Notes are subject to bail-in conversion under the Canadian bail-in regime.

CUSIP / ISIN:	06418B AC2 / US06418BAC28

Lead Managers and Joint Book-Runners:	Scotia Capital (USA) Inc. BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC

Co-Managers:	Academy Securities, Inc. Loop Capital Markets LLC

US$700,000,000 2.951% Senior Medium-Term Notes due 2027

Issuer:	The Bank of Nova Scotia

Title of the Series:	2.951% Senior Medium-Term Notes, due March 11, 2027 (the “2027 Fixed Rate Notes”)

Expected Ratings*:	A2 / A- / AA- (Moody’s / S&P / Fitch)

Principal Amount:	US$700,000,000

Issue Price:	100.000%, plus accrued interest, if any, from March 11, 2022 to the date of delivery.

Trade Date:	March 7, 2022

Settlement Date**:	March 11, 2022 (T+4)

Maturity Date:	March 11, 2027

Minimum Denomination:	US$2,000 and integral multiples of US$1,000 in excess thereof.

Interest Rate:	For each Interest Period (as defined below), the 2027 Fixed Rate Notes will bear interest at the fixed rate of 2.951% per annum.

Treasury Benchmark:	UST 1.875% Notes due February 28, 2027

Treasury Benchmark Price:	100-26+

Treasury Yield:	1.701%

Re-offer Spread to Treasury Benchmark:	T+125 basis points

Re-Offer Yield:	2.951%

Fees:	0.350%

Interest Payment Dates:	Semi-annually, on each March 11 and September 11, beginning on September 11, 2022 and ending on the Maturity Date or redemption date, subject to the Fixed Rate Payment Convention, as described below.

Interest Periods:	The 2027 Fixed Rate Notes will bear interest from and including each Interest Payment Date (or in the case of the initial Interest Period, commencing on the Settlement Date) to but excluding the following Interest Payment Date (or, in the case of the final Interest Period, the Maturity Date or redemption date) (each such period, an “Interest Period”), subject to the Fixed Rate Payment Convention, as described below.

Fixed Rate Payment Convention:	If any Interest Payment Date, redemption date or the Maturity Date falls on a day that is not a Business Day, the Bank will postpone the making of such interest or principal payment to the next succeeding Business Day, and no interest will be paid in respect of the postponement.

Business Days:	New York, Toronto

Day Count Fraction:	30/360

Listing:	None

Optional Redemption:	The Bank may redeem the 2027 Fixed Rate Notes, at its option, as a whole or in part at any time and from time to time, prior to maturity, after giving not less than 10 nor more than 60 calendar days’ notice to the holders of the 2027 Fixed Rate Notes at a redemption price equal to the greater of (i) 100% of the principal amount of the 2027 Fixed Rate Notes to be redeemed; and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to but excluding the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), with respect to such 2027 Fixed Rate Notes at a rate equal to the sum of the Treasury Rate plus 20 basis points, plus in each case of (i) and (ii), accrued interest thereon to, but excluding, the redemption date. See “Description of the Notes We May Offer—Redemption at the Option of the Bank; No Sinking Fund—Fixed Rate Notes” in the Prospectus Supplement.

Tax Redemption:	The Bank may also redeem the 2027 Fixed Rate Notes, in whole but not in part, at a redemption price equal to the principal amount of such 2027 Fixed Rate Notes together with accrued and unpaid interest on such 2027 Fixed Rate Notes to the date fixed for redemption under the circumstances described in “Description of the Notes We May Offer—Redemption at the Option of the Bank; No Sinking Fund—Tax Redemption” in the Prospectus Supplement.

Canadian Bail-in Powers Acknowledgement:	Yes. The 2027 Fixed Rate Notes are subject to bail-in conversion under the Canadian bail-in regime.

CUSIP / ISIN:	06418B AE8 / US06418BAE83

Lead Managers and Joint Book-Runners:	Scotia Capital (USA) Inc. BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC

Co-Managers:	Academy Securities, Inc. Loop Capital Markets LLC

*

Note: A credit rating is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time. Each of the ratings above should be evaluated independently of any other rating.

**

Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle no later than two business days after the trade date, unless the parties to such trade expressly agree otherwise at the time of the trade. Accordingly, purchasers who wish to trade on any date more than two business days prior to delivery of the notes will be required, by virtue of the fact that the notes initially will settle in four business days (T+4), to specify alternative settlement arrangements to prevent a failed settlement.

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The Notes are bail-inable notes (as defined in the Prospectus) and subject to conversion in whole or in part – by means of a transaction or series of transactions and in one or more steps – into common shares of the Bank or any of its affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (Canada) (the “CDIC Act”) and to variation or extinguishment in consequence, and subject to the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to the Notes.

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The Issuer has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead managers will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting Scotia Capital (USA) Inc. at 1-800-372-3930, BofA Securities, Inc. at 1-800-294-1322, Citigroup Global Markets Inc. at 1-800-831-9146, or J.P. Morgan Securities LLC at 1-212-834-4533.

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No EU or UK Prospectus, as the Notes are to be offered in the EEA and the UK only to qualified investors, as defined in Regulation (EU) 2017/1129 (as amended), including as it forms part of domestic law in the UK by virtue of the European Union (Withdrawal) Act 2018, as amended. No PRIIPs or UK PRIIPs key information document (KID) has been prepared as not available to retail in EEA or UK.

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This Pricing Term Sheet is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, as amended) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This Pricing Term Sheet is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this Pricing Term Sheet relates is available only to relevant persons and will be engaged in only with relevant persons.

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